Exhibit 2.15

WPP plc

6 Ely Place

Dublin 2, Ireland

12 May 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

Reference is made to an Amendment and Restatement Agreement, dated 17 November 2008, among WPP plc (the “Company”), WPP Group plc and WPP Finance Co. Limited (as Borrowers), the Company, WPP Group plc, WPP Air 1 Limited and WPP Air 3 Limited, in their capacities as partners of WPP Air UK, and WPP 2005 Limited (as Guarantors) and Citibank International plc (as Facility Agent), relating to a U.S. $1,600,000,000 Revolving Credit Facility Agreement, dated 23 August 2005 (the “Loan Facility”).

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Loan Facility upon request.

Very truly yours,

WPP PLC

By:	/s/ Paul Richardson
Paul Richardson
Group Finance Director